             STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                   EXHIBIT 11.01

                   SUMMIT SECURITIES, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                                 Year ended September 30,
                            -------------------------------------------------------------------
                                1999          1998           1997          1996        1995
                            ----------     ----------     ----------    ----------    ---------
Earnings:
  Net Income                $2,814,828     $2,524,027     $1,851,240    $1,244,522    $ 587,559
  Preferred dividends         (838,356)      (498,533)      (446,560)     (333,606)    (309,061)
                            ----------     ----------     ----------    ----------    ---------
Net income available to
  common stockholders       $1,976,472     $2,025,494     $1,404,680    $  910,916    $ 278,498
                            ==========     ==========     ==========    ==========    =========
Weighted average number
  of common shares
  outstanding                   10,000         10,000         10,000        10,000       10,000
                            ==========     ==========     ==========    ==========    =========
Net income per common
  share                     $   197.65     $   205.55     $   140.47    $    91.09    $   27.85
                            ==========     ==========     ==========    ==========    =========